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                                                                  EXHIBIT (A)(7)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase, dated July 11, 2001, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

 NOTICE OF OFFER TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF
                           DUCK HEAD APPAREL COMPANY,
 INC. AT $4.75 NET PER SHARE BY HB ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY
                                       OF
                     TROPICAL SPORTSWEAR INT'L CORPORATION

     HB Acquisition Corp., a Georgia corporation ("Purchaser") and a wholly owned subsidiary of Tropical Sportswear Int'l Corporation, a Florida corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Duck Head Apparel Company, Inc., a Georgia corporation (the "Company"), at a purchase price of $4.75 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 11, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any Shares beneficially owned by Parent, represents at least a majority of the then outstanding Shares on a fully diluted basis on the date of purchase (taking into consideration all options and other rights to acquire Shares whether or not exercisable). In addition, on or before July 26, 2001, Parent may terminate the Merger Agreement (as defined below) and the Offer if Parent is not satisfied in its reasonable discretion, exercised in good faith, with the results of its due diligence review of information concerning the Company and its business. The Offer is also subject to other conditions, including the Company having at least $21 million of stockholders' equity (as determined pursuant to the Merger Agreement) and the Company's chief executive officer agreeing to an acceptable employment contract with Parent.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON WEDNESDAY, AUGUST 8, 2001, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 26, 2001 (the "Merger Agreement"), among Parent, Purchaser and the Company. The purpose of the Offer is to acquire control of the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will be merged into the Company, with the Company continuing as the surviving corporation (the "Merger"). At the effective time of the Merger, each Share outstanding immediately prior to such time will be converted into the right to receive $4.75 in cash, or any higher price that is paid in the Offer, without interest thereon.

     The Board of Directors of the Company has unanimously adopted the Merger Agreement, determined that the Offer and the Merger are fair to and in the best interests of the shareholders of the Company and recommends that the Company's shareholders tender their Shares pursuant to the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering shareholders. Under no circumstances will interest on the purchase price of Shares be paid by Purchaser because of any delay in making any payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by SunTrust Bank (the "Depositary") of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.
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     Shares tendered pursuant to the Offer may be withdrawn at any time on or before midnight on August 8, 2001 (the "Expiration Date"). Thereafter, such tenders are irrevocable except that they may be withdrawn after the Expiration Date unless theretofore accepted for payment pursuant to the Offer. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name and address of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties.

     The receipt by a United States shareholder of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. All shareholders should consult with their own tax advisors as to the particular tax consequences to them of the Offer and the Merger, including the effect of United States, state and local tax laws or foreign tax laws.

     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided to Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

     Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below and will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.
156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (Call Collect)
E-mail: proxy@mackenziepartners.com
or
Call Toll Free (800) 322-2885

July 11, 2001

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